Exhibit 10.25

Certain identified information has been excluded from this exhibit in accordance with Regulation S-K Item 601(a)(6) because it would constitute a clearly unwarranted invasion of personal privacy. [***] indicates that information has been redacted.

Palvella Therapeutics, Inc. 125 Strafford Avenue, Suite 360 | Wayne, PA 19087 | (484) 253-1460 Relentlessly Serving Patients with Rare Diseases

July 27, 2020

Jeffrey Martini

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Dear Jeff:

On behalf of Palvella Therapeutics, Inc. (the "Company"), I am excited and pleased to offer you the position of Vice President R&D and Corporate Strategy reporting to Wesley Kaupinen, President and Chief Executive Officer. In this position, you have an influential leadership role in delivering on our mission of serving rare disease patients through the development and commercialization of high impact therapies. Your start date is scheduled for no later than Monday, August 17, 2020.

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Base Salary. Your annual salary will be $275,000, to be paid on semi-monthly basis, in accordance with the Company's payroll practices as established for employees. As an employee of Palvella, you will be expected to abide by the Company's rules and regulations and to devote all your business time, skill, attention and best efforts to Palvella business to fulfill responsibilities assigned to you. Your position is full-time and is exempt under Fair Labor Standards ("FSLA") provision for overtime. This offer is contingent upon a completion of a background check.

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Performance Bonus: You will be eligible to receive an annual performance bonus currently targeted at 30% (thirty percent) of your base salary, which will be granted at the sole discretion of the Board based upon the achievement of specific performance goals as approved by the Board. The 2020 annual bonus will be prorated based on your start date. Performance based bonuses are paid the year after they are earned and you must be an employee of the Company on the date the bonus is paid out.

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Incremental 2020 Bonus: You will be eligible for a one-time payment of $43,925 representing your accrued Bonus to date, and this payment will be based on the achievement of your 2020 Palvella Goals and Objectives. This lump sum amount to be paid no later than February 15, 2021, and you must be an employee of the Company on the date the bonus is paid out.

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Equity: Your initial stock option grant will represent 0.50% of fully diluted shares or 104,283 shares in the Company as of your hire date. Vesting will be in accordance with the Company's stock option plan. The granting of stock options is subject to approval by the Company's Board of Directors at the next regularly scheduled Board meeting.

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Benefits: You will be eligible to participate in the Company's employee benefits plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available. At the time of hire, the Company will reimburse 100% of your monthly medical insurance premium for you (and if applicable, your immediate family). The Company expects to regularly review and expand its benefit programs to keep up-to-date and competitive as the Company grows, as a result these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time.

●	Vacation: You will be eligible for Twenty (20) days paid vacation per year of employment (prorated for the first year from date of hire), in accordance with the Company’s vacation policy.

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At Will: The Company does not guarantee employment for any specific period of time. You will be employed on an "at-will" basis, meaning that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company's right to terminate your employment, at any time, for any reason, with or without prior notice or cause.

●	Confidentiality: You will be required, that prior to the commencement of your employment, to execute the Company's Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement.

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Authorization to Work: In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation on their first day of employment that they have the legal right to work in the United States.

To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return one signed copy to me. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Palvella Therapeutics, Inc. and constitutes agreement to conform to Palvella Therapeutics, Inc.’s rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by an Officer of the Company and you.

This offer is effective until 5pm EDT on Wednesday, July 29, 2020.

Sincerely,

/s/ Wesley H. Kaupinen

Wesley H. Kaupinen
Founder & CEO

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied. have been made to me either verbally or in writing

By:	/s/ Jeffrey Martini	Date:	7/28/20
Jeffrey Martini

/s/ Wesley H. Kaupinen		7/28/20

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